UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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ORBCOMM INC.

(Name of the Registrant as Specified In Its Charter)

John C. Levinson

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORBCOMM INC. SHAREHOLDERS TO CONTEST ELECTION OF DIRECTORS AND
PROPOSE TWO NEW BOARD MEMBERS

BOARD NOMINEES WILL SEEK TO ADDRESS UNDERPERFORMANCE BY ENHANCING
THE SENIOR MANAGEMENT TEAM, IMPLEMENTING A STRATEGIC RE-DIRECTION AND
IMPROVING OPERATIONAL EXECUTION

SHAREHOLDERS PROPOSE TO DE-STAGGER THE ORBCOMM BOARD

NEW YORK — MARCH 23, 2009 – A group of shareholders announced today that they have formed the Committee to Realize Value for ORBCOMM (the “Committee”) and intend to contest the election of two existing directors of ORBCOMM Inc. (Nasdaq: ORBC), including the company’s Chairman.

In a preliminary proxy statement filed today with the SEC, the members of the Committee stated that they believe that the company has significantly underperformed with respect to operational, financial and stock price performance and that they have nominated two other individuals, Michael Miron and Steven G. Chrust, for election at the next annual shareholders meeting. Messrs. Miron and Chrust are both ORBCOMM shareholders and have the industry expertise and proven talent needed to revitalize the company.

The company’s weak performance is a result of a flawed business strategy compounded by ineffective management. Despite owning a unique and valuable collection of communications assets that position ORBCOMM to be a leading service provider in rapidly growing M2M markets, the company has not capitalized on its valuable technology and asset infrastructure. It has consistently failed to deliver on subscriber growth, a key metric to growing revenue and profitability.

The board nominees named in the preliminary proxy will urge the following action plan:

•	Appoint Michael Miron to the position of Chief Executive Officer.

•	Implement a strategic re-direction by aggressively focusing on market engagement and by fostering the development and deployment of applications to re-energize and drive subscriber and ARPU growth.

•	Objectively evaluate management’s performance and augment the management team in vital areas, including the addition of senior “market engagement” officers.

•	Seek a capital raise of at least $25 million in order to provide certainty that there is adequate cash for financing the full deployment of the next generation of satellites in a timely manner.

In addition, the members of the Committee are proposing the elimination of classification of terms of the Board of Directors in favor of the requirement that all directors stand for election annually, in a manner that does not affect the unexpired terms of the previously elected directors.

To obtain a copy of the Preliminary Proxy, please visit www.sec.gov or contact MacKenzie Partners.

CONTACTS:
MacKenzie Partners
105 Madison Ave. New York, New York 10016
(800) 322-2885

Lev & Berlin, P.C.
Duane L. Berlin, Esq.
200 Connecticut Avenue, Norwalk, CT.
(203) 838-8500

ALL STOCKHOLDERS OF ORBCOMM ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE COMMITTEE FOR USE AT ORBCOMM’S 2009 ANNUAL STOCKHOLDERS MEETING WHEN THEY BECOME AVAILABLE. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF ORBCOMM AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE COMMITTEE IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE COMMITTEE IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY THE COMMITTEE WITH THE SEC ON MARCH 24, 2009.